Exhibit 10.9

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made on this 24th of March, 2021 between Gefen Landa Acquisition Corp, a Cayman Islands company, whose address is at 85 Medinat Hayehudim, Hertzeliya, Israel (the “Company”) and Elan Sigal, whose address is at 31 Eshel Abraham St. Ramat Hasharon, Israel (the “Consultant”).

WHEREAS:	the Company wishes the Consultant to provide the Company with certain services and the Consultant wishes to render such services to the Company; and

WHEREAS:	the Consultant represents to the Company that he is ready, qualified, willing and able to carry out his obligations and undertakings towards the Company pursuant hereto; and

WHEREAS:	the Company and the Consultant desire to regulate their relationship in accordance to the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.	The Services

1.1.

The Company hereby engages the Consultant as an independent consultant and the Consultant hereby agrees to serve as a consultant to the Company and to provide services as the CFO of the Company (the “Services”). The engagement hereunder commenced on January 1st, 2021 (the “Effective Date”). For the avoidance of any doubt, the Services shall be performed personally and exclusively by the Consultant.

1.2.

The Consultant shall cooperate on an ongoing basis with such employees, consultants and contractors of the Company as determined by the Company from time to time; the person within the Company who shall be in charge of the engagement of the Consultant shall be the CEO of the Company or such other person as determined by the Company from time to time. The Company may require the Consultant to provide reports or other types of ongoing information concerning the Services as determined from time to time, whether or not set forth herein.

1.3.

The Consultant shall devote an average of 8.5 hours per workweek in performing his duties and responsibilities under this Agreement, and as shall be reasonably required by the Company. It is hereby clarified that the nature of Services to the Company may require attending conference calls, road show presentations and other activities that may take place in a concentrated manner during a short period, at late hours (suitable for business operating with US presence) and may require the Consultant to devote more than the average scope hereunder. If the scope of Service would exceed the average scope indicated above, the Company and the Consultant shall agree on an appropriate adjustment to the Consultant Fees hereunder.

1.4.

The Consultant agrees to perform his duties described herein in a faithful, diligent and professional manner. The Consultant acknowledges that the position of CFO at the Company will subject him to fiduciary and other duties which are inherent to such position. Further, the Consultant acknowledges that the Company’s business will require it to become a publicly traded company, and its business will essentially involve compliance with various laws, rules and regulations applicable to publicly traded companies. Without derogating from the foregoing, the Services will include, among other things:

1.4.1.	Observing the performance of and handling the activities assigned to the Company’s accountants, bookkeeper, auditors and other professionals in similar positions or fulfilling related tasks;

1.4.2.	Being appraised of and accordingly advise the Board of Directors as to, the various financial, tax and other relevant requirements and matters that should be considered by the Board of Directors; and

1.4.3.

Observing the preparation of materials for audits, including attending the relevant committees, Board meetings, shareholders’ calls and handling such other activities as may be assigned to the Consultant by the Board of Directors or the CEO of the Company.

1.5.	The Consultant shall be responsible for maintaining, at the Consultant’s own expense, a place of work, any equipment and supplies necessary for the performance of the Services.

1.6.

Nothing in this Agreement shall be interpreted as preventing or restricting the Company from obtaining or seeking from any other person services of the same nature as the Services, or otherwise from performing or seeking to perform any action or operation. Nothing in this Agreement shall be interpreted as preventing or restricting the Consultant from supplying services to any third party, as long as Consultant shall notify the Company in advance before engaging in any additional business activities and that such activities and/or services to third parties (i) do not conflict with any obligation or undertaking of the Consultant hereunder, including under Schedule B (ii) do not interfere with the performance of or restrict the ability of the Consultant to perform the Services hereunder, and (iii) do not conflict nor compete, directly or indirectly, with the activity or business or contemplated business of the Company or any subsidiary thereof. Without derogating from the above, Consultant hereby represents that as of the date of this Agreement, all Consultant’s additional engagements and activities (with or without consideration) with any third parties are listed in Schedule A, attached hereto (each an “Approved Activity” and collectively the “Approved Activities”). Consultant hereby represents and warrants that such Approved Activities are in accordance with the terms of this section 1.6.

1.7.

The Company will maintain a directors and officers insurance policy to its senior officers and/or executes indemnification agreement with its senior officers, the Consultant’s engagement shall be covered under the same terms of such insurance policy and/or indemnification agreement, as those applicable to the other senior officers of the Company.

2.	Term and Termination

2.1.	This Agreement shall commence upon the Effective Date, for an indefinite period of time, until terminated pursuant to Section 2.2 below.

2.2.

Notwithstanding the above, this Agreement may be terminated at any time by the Consultant or by the Company by giving the other party 15 days’ advance notice in writing (the “Notice Period”), provided that the Company may terminate this Agreement forthwith for Cause (as defined herein) without advance notice. A termination for “Cause” is a termination due to: (i) the Consultant’s conviction or indictment of any felony; (ii) a material breach of any provision of this Agreement or its exhibits which is not cured (if deemed curable by the Company) within five (5) days of receipt of a written notice about such breach from the Company; (iii) the Consultant’s continuously disregarding of instructions of the Company with respect to the Consultant’s performance of the Services; (iv) a material breach of trust by the

Consultant or embezzlement of funds of the Company or any Affiliate (as defined in Section 7.1 below) thereof; (v) involvement in sexual harassment of any employee of the Company or other party in connection with the performance of the Services; or (vi) causing grave injury to the business, assets, operations or reputation of the Company or any Affiliate thereof. Nothing herein shall derogate from the Company’s rights with respect to such termination for Cause, including the right to set off damages against the Consultant’s Consulting Fees (as defined in Section 3.1 below).

2.3.	In the event of termination other than for Cause, the Consultant shall be entitled to Consulting Fees only to the extent that he provides Services to the Company during the Notice Period.

3.	Consideration

3.1.	Consulting Fee

In consideration for the Services rendered by the Consultant pursuant to this Agreement the Company shall pay the Consultant a monthly fee in the amount of NIS 20,000 (plus VAT, if required by law) (the “Consulting Fee”).

3.1.1.

All payments of Consulting Fees hereunder shall be made on a monthly basis, within 15 days from, and subject to, receipt by the Company of a duly issued tax invoice(s) and receipt(s) by the Consultant for the amount due together with the required reports. It is hereby clarified that as the Consultant is in the process of obtaining the required certificates as “licensed dealer” from the Israeli authorities, the payment by the Company of the Consulting Fees for the initial months of engagement pursuant to this Agreement, may be delayed until all the required certificates and authorizations are obtained by Consultant.

3.1.2.

The Consulting Fees are inclusive of any and all taxes, and the Consultant shall bear full responsibility for all taxes of any kind or nature relating, directly or indirectly, to the Consulting Fees and otherwise to the Services hereunder. To the extent that any such taxes may be imposed upon the Company, the Company may deduct such amounts from any payments due to the Consultant. The Company shall be entitled to withhold and deduct from payments due hereunder any and all amounts as may be required from time to time under any applicable law. VAT shall be charged on all amounts payable hereunder, including any stock options, as required by law.

3.2.	Full Consideration

Other than the consideration specified in this Section 3, which consideration constitutes full consideration for the Services rendered hereunder, the Consultant will not be entitled to any other consideration for rendering the Services hereunder.

4.	Confidentiality and Non Exploitation Undertaking

Simultaneously with the execution of this Agreement, and a as condition hereto, the Consultant hereby executes the Undertaking attached hereto as Schedule B.

5.	Relationship of Parties

5.1.

The parties hereto hereby declare and approve, that this Agreement is a Contractors Agreement within the meaning of the Israeli Contractors Law – 1974 (the “Contractors Law”), and that nothing in this Agreement that shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company or its Affiliates and the Consultant or any of his agents and employees, and it is specifically clarified that with respect to the Services, no employer-employee relationship will be formed between the Company or its Affiliates and the Consultant or any of his agents and employees, and the Consultant is not entitled to any social or other benefits resulting from employer-employee relationship. Notwithstanding the above, the Consultant hereby waives any right to a lien in accordance with Section 5 of the Contractors Law or any other law. The Consultant hereby acknowledges that the Company is relying upon the truthfulness and accuracy of the representations set forth in this Section 5.1 in engaging the Consultant.

5.2.

The Consultant shell bear and/or will defend, indemnify and hold the Company, or any third party on its behalf, harmless from and against all claims, all damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, upon receipt of demand (i) relating to any obligation, future or past, imposed upon the Company to pay any withholding tax payments regarding consulting services, social security, unemployment or disability insurance or similar terms in connection with compensation received by Consultant or, or which are based upon a stipulation by a competent judicial authority that an employer—employee relationship was created between the Company or its Affiliates and the Consultant and/or his agents and employees; and (ii) resulting from any act, omission or negligence on Consultant’s or any of his employees’ part in the performance or failure to perform the scope of work under this Agreement.

5.3.

The Consultant acknowledges that the Consultant has read and fully understood the terms of this structure of the relationship between the parties as an independent contractor and that Consultant has consulted and received advice of counsel regarding said structure of the relationship between the parties hereto and has had sufficient opportunity to do so.

5.4.

It is hereby clarified that any right granted to the Company to instruct and/or oversee the Services by the Consultant is granted in order to ensure the performance of the Services in full and not to imply or justify an employer -employee relationship between the Company and the Consultant or any of his agents or employees.

5.5.

The Consultant shall be responsible to pay any and all payments, salary, taxes and all other benefits and any amounts due to any relevant social security or similar authority with respect to the Services provided by Consultant pursuant to this Agreement. For the avoidance of any doubts, the Consultant is responsible to acquire for himself pension coverage in a customary amount. The Consultant, hereby releases and forever discharges the Company and its Affiliates, from any and all claims, which he ever had, now has, or may claim to have against the Company and/or its Affiliates in connection with the existence of any employer—employee relationship between Company or its Affiliates and Consultant.

5.6.

The Company will be entitled to deduct from and set off against amounts due to the Consultant pursuant to this Agreement and/or pursuant to any other agreement, law, or otherwise, any amounts, which the Consultant is required to pay the Company pursuant to this Agreement (including any surplus amount paid by the Company in excess of the Consulting Fees, in the event that a competent judicial authority would determine that employee-employer relationship exist and entitle the Consultant to additional consideration in excess of the Consulting Fees hereunder.

6.	Warranties

Consultant represents and warrants that:

6.1.

The Consultant does not have currently and shall not have during the term of the provisions of the Services, any outstanding agreement or obligation that is or will be in conflict with any of the provisions of this Agreement, or that would preclude the Consultant from complying with the provisions hereof or otherwise restrict the Consultant in performing the Services.

6.2.

The Consultant represents and warrants that the execution and delivery of this Agreement, the performance of the Services and the fulfillment of the terms hereof will not: (a) constitute, in whole or in part, a default, violation or breach under or conflict in any way with any agreement, obligation, undertaking or commitment to which the Consultant is a party or by which he is bound, including without limitation, any confidentiality, invention assignment or non-competition agreement and (b) do not require the consent, permission or authorization of or notification to any person or entity.

6.3.

The Consultant hereby undertakes to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, which are relevant to the performance of the Services or otherwise to officers of the Company, including those relevant to his position.

6.4.

The Consultant agrees that the Company may monitor the Consultant’s use of its Systems (as defined below) and copy, transfer and disclose such electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company’s legitimate business interests, all in accordance with the Company’s policies in place from time to time, and subject to applicable law. For the purposes of this Section, the term “Systems” includes all of the Company’s owned or leased computers (including laptops), mobile phones and other mobile devices, keys, PDAs, credit cards, printers, card access to any company building, files, e-mails, tapes, programs, records and software, computer access codes or disks, and other similar systems.

6.5.

The Consultant shall not solicit or accept in connection with the performance of the Services or in connection with the Company, any gift, benefit, favor, loan, or any other thing of monetary value, from a person who is or is possibly connected, directly or indirectly, to either the business of the Company, a competitor of the Company or a potential competitor of the Company.

6.6.	The Consultant shall not make any representations or warranties to anyone with respect to any contract or otherwise without the Company’s prior written authorization.

6.7.

The Consultant shall take all necessary precautions to prevent the occurrence of any bodily injury or property damage, to the Company, its employees or any third party, arising out of or resulting from the performance of the Services and shall be solely responsible, and liable, for any such bodily injury or property damage.

7.	Miscellaneous

7.1.

In this Agreement the term “Affiliate” shall mean, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes hereof, the term “control” means the power to direct the management or affairs of a person or entity through the ownership of voting securities, by contract, or otherwise.

7.2.

The preamble and the schedules hereto shall form an integral part of this Agreement. All headings of the Sections and Subsections of this Agreement are intended for convenience of reference and shall not be used in interpreting this Agreement.

7.3.	Assignment. Neither this Agreement nor any interest herein may be assigned by the Consultant without the prior written consent of the Company.

7.4.

Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Consultant and the Company with respect to the subject matter hereof and supersedes any other arrangement, understanding or agreement, verbal or otherwise. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the parties hereto. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

7.5.

Trust Account Waiver. The Consultant acknowledges that the Company intends to fund the proceeds from an initial public offering of securities into a trust account (the “Trust Account”). The Consultant shall have no right, title, interest or claim of any kind (“Claim”) to, or to any monies in or contemplated by a registration statement of the Company to be deposited in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in or contemplated by a registration statement of the Company to be deposited in, the Trust Account, that it may have now or in the future. In the event the Consultant has any Claim against the Company under this Agreement, the Consultant shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies in or contemplated by a registration statement of the Company to be deposited in, the Trust Account.

7.6.

Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Israel (excluding its conflict of law principles) and the competent courts/tribunals of Tel-Aviv shall have exclusive jurisdiction over any disputes arising hereunder.

7.7.

No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted thereunder must be in writing and shall be valid only in the specific instance in which given.

7.8.

Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.9.

Notices. Any notice or other communication in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice) and will be deemed given: (i) if sent by a delivery service, on the date confirmed as the actual date of delivery by such service; (ii) if sent by registered air mail, return receipt requested, within seven (7) days of mailing; or (iii) if sent by facsimile or email with electronic confirmation of transmission, on the next business day after transmission, if not transmitted on a business day, or on the day of transmission, if transmitted on a business day.

7.10.

Survival. The provisions of Sections 4, 5, 6 and 7 of this Agreement, including the provisions of Schedule B, shall continue and remain in full force and effect following the termination or expiration of this Agreement, for whatever reason.

-Signature Page Follows-

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

/s/ Sheldon Stein	/s/ Elan Sigal
Gefen Landa Acquisition Corp	Elan Sigal

By: Sheldon Stein	By: Elan Sigal

Title: Chief Executive Officer